Exhibit 10.2
Letter Agreement
December 12, 2019

Paul V. Campanelli
6 Ram Ridge Road
Chestnut Ridge, NY 10977

Dear Paul,

In consideration for your agreement to continue to serve as Chief Executive Officer and President of Endo International plc (“Endo” or the “Company”) until a successor is appointed, and subsequently as an employee in the role of strategic advisor to the Company until your retirement as an employee on December 31, 2020 (the period ending on such date, the “Succession Planning and Transition Period”), this Letter Agreement sets forth the terms and conditions associated with your compensation arrangements during the Succession Planning and Transition Period, as approved by the Compensation Committee of Endo’s Board of Directors.

To facilitate an orderly succession plan and transitional process, the terms and conditions below will apply to your compensation arrangements through the end of the Succession Planning and Transition Period. These arrangements are being offered in lieu of: 1) board compensation for your service as Chairman of the Board of Directors; 2) severance payments you may now or in the future become entitled to under Sections 8(d)(ii) and (iii) of your Executive Employment Agreement with Endo Health Solutions Inc., dated April 24, 2019 (your “Employment Agreement”); and 3) receiving a long-term incentive award in 2021 for 2020 performance based on the Company’s customary practice. These arrangements include the following:

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You will continue to receive the base salary provided to you under your Employment Agreement during your employment with Endo or its affiliate through December 31, 2020, in accordance with the Company’s normal payroll practices. You will also continue to be eligible to receive annual cash incentive compensation for 2020 based on a target level equal to 150% of your base salary (subject to adjustment for actual individual and Company performance) and, if earned, will be paid in a cash lump sum at the same time cash bonuses are paid to senior executives generally.

If, prior to December 31, 2020, your employment is terminated by the Company without Cause, or you resign for Good Reason, you will continue to receive your base salary for the remainder of 2020 and your annual cash incentive for 2020 will be paid in accordance with the payment timing stated above. If however, prior to December 31, 2020, your employment is terminated by the Company for Cause or you resign employment for any reason other than for Good Reason, you will forfeit any right to receive base salary for any period of employment after the applicable termination or resignation date and you will no longer be eligible to receive any annual cash incentive for 2020.

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In consideration for your additional responsibilities associated with your service as Chairman of the Board and your assistance in supporting an orderly succession plan and transitional process through the end of the Succession Planning and Transition Period, you will be eligible to receive an amount equal to $3,500,000 USD, which vests $1,500,000 on December 15, 2019 and $1,000,000 on each of June 15, 2020 and December 15, 2020 (each such date, a “Vesting Date”). Each amount will be paid within fourteen calendar days after the applicable Vesting Date, less any tax withholdings. To qualify for the payments, you must remain actively employed with Endo or one of its affiliates through the applicable Vesting Dates, except as set forth below.

Payment of any unvested portion will be accelerated if your employment is terminated by Endo without Cause or you resign for Good Reason; in each case, the accelerated amount will be paid within 30 days of your termination or resignation date, as applicable. Any unpaid amounts will be forfeited if you are terminated for Cause or if you resign for any reason other than for Good Reason before a Vesting Date. “Cause” and “Good Reason” for purposes of this Letter Agreement shall be as defined in your Employment Agreement, as modified by the following sentence. You agree that for purposes of this Letter Agreement, your Employment Agreement, your long-term incentive awards and all other compensation arrangements with the Company, “Good Reason” shall not be triggered by the appointment of, or plan to appoint a successor to the roles of chief executive officer or president. Upon your subsequent employment resignation, which is anticipated to coincide with the end of the Succession Planning and Transition Period, you and the Company may determine at such time to enter into a consulting or advisory arrangement. Unless expressly agreed otherwise, any such arrangement shall not affect your right to receive the aforementioned payments.

Except as set forth in this Letter Agreement, your Employment Agreement will remain in place in accordance with its terms, and it is anticipated that you will receive long-term incentive compensation (which may be comprised of equity- and/or cash-based awards) in 2020 for 2019 performance. Following the Succession Planning and Transition Period, and if you are no longer employed by Endo or its affiliate at such time, you will receive non-employee board compensation and/or fees for your services as Chairman of the Board of Directors, with the commencement of the 2021 annual board compensation cycle beginning on January 1, 2021.

This Letter Agreement does not change the at-will employment relationship between you and Endo or alter any other terms and conditions of your employment. You or Endo may terminate your employment at any time, for any reason, with or without Cause. To the extent permitted by applicable law, any controversy or claim arising out of or relating to this Letter Agreement, or a breach thereof, including, but not limited to, any claims arising out of federal, state, or local laws, rules, or regulations, shall be exclusively settled by an arbitration proceeding conducted through Judicial Arbitration & Mediation Services (“JAMS”). This means that the Company and you are waiving the right to have a jury or judge adjudicate any claims or controversies relating to this Letter Agreement or your employment, and that such claims or controversies will be exclusively decided by a single arbitrator. The arbitration will be conducted in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (and no other JAMS rules). The decision of the arbitrator shall be final and binding. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. You and the Company shall each bear your and its own legal expenses, except where otherwise required by law. The arbitration shall take place in Rockland County, New York, and no dispute under this Letter Agreement shall be adjudicated in any other venue or forum. This Letter Agreement shall be governed by the laws of the State of New York, and it may not be modified in the absence of a written document signed by the parties.

Sincerely,

/S/ WILLIAM P. MONTAGUE

William P. Montague
Chair of the Compensation Committee

Signed and agreed by:

/S/ PAUL V. CAMPANELLI	December 12, 2019
Paul V. Campanelli	Date